MEMORANDUM CORRESPONDENCE

Date:        January 3, 2008

To:        AMS Board of Directors

From:                       Robin Waters-Jacob

It is after much soul-searching and serious consideration that I submit this letter as my resignation from AMS Health Sciences, Inc., effective January 17, 2008.  I have great appreciation for all of the opportunities afforded me during my tenure with the Company.  During the past two years, especially, I have learned a great deal, broadened my experience, and have had a great mentor in Dr. Grizzle.

I wish the Company great success as it works through this difficult time and the current financial situation.  If I may be of any assistance, please do not hesitate to contact me.

Again, thank you for the opportunities and experiences.

By:/s/Robin Waters-Jacob
Robin Waters-Jacob
Former Vice-President and Chief Financial Officer